Exhibit 3.127

STATE of DELAWARE LIMITED LIABILITY COMPANY CERTIFICATE of FORMATION

First: The name of the limited liability company is VHS New England ACO, LLC

Second: The address of its registered office in the State of Delaware is
160 Greentree Drive, Suite 101 in the City of Dover, DE 19904 County of Kent. The name of its Registered agent at such address is National Registered Agents, Inc.
Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is                               .”

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of

VHS New England ACO, LLC this 13th day of February     , 2012.

BY: /s/ James H. Spalding
Authorized Person(s)

NAME: James H. Spalding, Executive VP
Type or Print

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:33PM 02/16/2012
FILED 01:33PM 02/16/2012
SRV 120179652 - 5108769 FILE

STATE OF DELEWARE
CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: VHS England ACO, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The First Article is amended to read as follows:

First: The name of the limited liability company is Total Accountable Care Organization, LLC.

IN WITNESS WHEREOF, the undersigned have executed this certificate on the 15th day of February . A.D. 2012 .

	By:	/s/James H Spalding
Authorized Person(s)

	Name:	James H. Spalding
Print or type